400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8349

Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:
Timothy Bonang
Manager of Investor Relations
(617) 796-8350
www.snhreit.com

Senior Housing Properties Trust Announces Results for the Periods Ended December 31, 2006

Newton, MA (February 28, 2007): Senior Housing Properties Trust (NYSE: SNH) today announced its financial results for the quarter and year ended December 31, 2006, as follows:

Results for the quarter ended December 31, 2006:

Income from continuing operations was $27.6 million, or $0.37 per share, for the quarter ended December 31, 2006, compared to $15.7 million, or $0.23 per share for the quarter ended December 31, 2005.

Net income for the quarter ended December 31, 2006, was $27.5 million, or $0.37 per share, compared to net income of $20.9 million, or $0.30 per share, for the quarter ended December 31, 2005.

Funds from operations (FFO) for the quarter ended December 31, 2006, was $35.0 million, or $0.47 per share. This compares to FFO for the quarter ended December 31, 2005 of $26.3 million, or $0.38 per share.

Weighted average number of common shares outstanding totaled 74.6 million and 69.4 million for the quarters ended December 31, 2006 and 2005, respectively.

Results for the year ended December 31, 2006:

Income from continuing operations was $66.1 million, or $0.91 per share, for the year ended December 31, 2006, compared to $58.0 million, or $0.84 per share, for the year ended December 31, 2005.

Net income for the year ended December 31, 2006 was $66.1 million, or $0.91 per share, compared to net income of $63.9 million, or $0.93 per share, for the year ended December 31, 2005.

FFO for the year ended December 31, 2006 was $114.0 million, or $1.57 per share. This compares to FFO for the year ended December 31, 2005 of  $103.4 million, or $1.50 per share.

Weighted average number of common shares outstanding totaled 72.5 million and 68.8 million for the years ended December 31, 2006 and 2005, respectively.

Conference Call:

On Wednesday, February 28, 2007, at 1:00 p.m. EST, David J. Hegarty, president and chief operating officer, John R. Hoadley, treasurer and chief financial officer, and Rick Doyle, our announced future treasurer and chief financial officer, will host a conference call to discuss the results for the fourth quarter and year ended December 31, 2006. The conference call telephone number is 800-818-5264. Participants calling from outside the United States and Canada should dial 913-981-4910. No pass code is

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through Tuesday, March 6, 2007. To hear the replay, dial 719-457-0820. The replay pass code is 1290741.

A live audio web cast of the conference call will also be available in listen only mode on the SNH web site. Participants wanting to access the webcast should visit the web site about five minutes before the call. The archived webcast will be available for replay on the SNH web site for about one week after the call.

Supplemental Data:

A copy of SNH’s Fourth Quarter 2006 Supplemental Operating and Financial Data is available for download from the SNH web site, www.snhreit.com.

Senior Housing Properties Trust is a real estate investment trust, or REIT, that owns 196 senior living properties located in 32 states. SNH is headquartered in Newton, Massachusetts.

Senior Housing Properties Trust
Financial Information
(in thousands, except per share data)

 Income Statement:
(in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues:
Rental income(1)	$54,645	$43,776	$178,372	$161,265
Interest and other income	400	335	1,434	1,922
Total revenues	55,045	44,111	179,806	163,187
Expenses:
Interest	12,269	12,048	47,020	46,633
Depreciation	11,443	11,266	44,073	43,694
General and administrative(2)	3,775	3,356	14,645	13,117
Impairment of assets	-	1,762	1,420	1,762
Loss on early extinguishment of debt(3)	-	-	6,526	-
Total expenses	27,487	28,432	113,684	105,206
Income from continuing operations	27,558	15,679	66,122	57,981
(Loss) gain on sale of properties	(21)	5,214	(21)	5,931
Net income	$27,537	$20,893	$66,101	$63,912

Weighted average shares outstanding	74,641	69,445	72,529	68,757
Per share data:
Income from continuing operations	$0.37	$0.23	$0.91	$0.84
Net income	$0.37	$0.30	$0.91	$0.93

Balance Sheet:
(in thousands)

	At December 31, 2006	At December 31, 2005
Assets
Real estate properties	$1,814,358	$1,686,169
Less accumulated depreciation	276,507	239,031
	1,537,851	1,447,138
Cash and cash equivalents	5,464	14,642
Restricted cash	2,435	2,529
Deferred financing fees, net	8,173	10,961
Other assets	30,851	25,371
Total assets	$1,584,774	$1,500,641
Liabilities and Shareholders’ Equity
Unsecured revolving bank credit facility	$112,000	$64,000
Senior unsecured notes, net of discount	341,673	393,938
Junior subordinated debentures due 2041	-	28,241
Secured debt and capital leases	91,412	70,141
Total debt	545,085	556,320
Other liabilities	20,223	21,137
Total liabilities	565,308	577,457
Shareholders’ equity	1,019,466	923,184
Total liabilities and shareholders’ equity	$1,584,774	$1,500,641

(1)
Rental income for the quarters ended December 31, 2006 and 2005, includes $8.3 million and $2.2 million, respectively, and for the years ended December 31, 2006 and 2005, includes $14.8 million and $8.7 million, respectively, of rental income from two hospitals formerly leased and operated by HealthSouth Corporation, or HealthSouth.

Beginning in 2003 until November 2006, we were involved in two separate litigations with HealthSouth seeking to increase the rent due under an amended lease of two hospitals to HealthSouth and to terminate the amended lease and repossess the hospitals. On November 8, 2006, we and HealthSouth agreed to settle our litigations, to recognize HealthSouth’s lease until September 30, 2006 and to increase the annual rent due under the lease from $8.7 million to $9.9 million for the period from January 2, 2002 to September 30, 2006. As a result of the settlement, HealthSouth paid us additional rent of $5.7 million, or $0.08 per share, for periods through September 30, 2006, which we recognized as rental income in the fourth quarter of 2006. On October 1, 2006, Five Star Quality Care Inc., or Five Star, assumed the operations of these two hospitals and began leasing them from us for an annual rent of $10.25 million.

(2)
Expenses incurred related to the HealthSouth litigation were approximately $260,000 and $600,000, respectively, for the quarters ended December 31, 2006 and 2005, and $1,670,000 and $1,850,000, respectively, for the years ended December 31, 2006 and 2005, and are included in general and administrative expenses.

(3)
On January 9, 2006 we redeemed $52.5 million of our 7 7/8% senior unsecured notes. The loss on early extinguishment of debt includes a $4.1 million redemption premium and a $1.1 million write off of deferred financing fees and unamortized discount related to these senior notes. On June 15, 2006, we redeemed all of our $28.2 million of 10.125% junior subordinated debentures. The loss on early extinguishment of debt includes a $1.3 million write off of unamortized deferred financing fees related to these debentures.

Senior Housing Properties Trust
Funds from Operations
(in thousands, except per share data)

Calculation of Funds from Operations (FFO) (1):
	Quarter Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Income from continuing operations(2)	$27,558	$15,679	$66,122	$57,981
Add: Depreciation expense	11,443	11,266	44,073	43,694
Impairment of assets	-	1,762	1,420	1,762
Loss on early extinguishment of debt	-	-	6,526	-
Less: Deferred percentage rent(3)	(4,016)	(2,402)	-	-
Loss on early extinguishment of debt settled in cash(4)	-	-	(4,134)	-
FFO	$34,985	$26,305	$114,007	$103,437

Weighted average shares outstanding	74,641	69,445	72,529	68,757

FFO per share	$0.47	$0.38	$1.57	$1.50
Distributions declared	$0.34	$0.32	$1.32	$1.28

(1)

We compute FFO as shown in the calculation above. This calculation begins with income from continuing operations or, if that amount is the same as net income, with net income. Our calculation of FFO differs from the National Association of Real Estate Investment Trusts, or NAREIT, definition of FFO because we include deferred percentage rent in FFO as discussed in Note 3 below and we exclude loss on early extinguishment of debt not settled in cash from FFO. We consider FFO to be an appropriate measure of performance for a real estate investment trust, or REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense and gain or loss on sale of properties, FFO can facilitate comparison of current operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with U.S. generally accepted accounting principles, or GAAP, and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is one important factor considered by our board of trustees in determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving bank credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future performance.

(2)

Income from continuing operations includes legal expenses incurred related to the HealthSouth litigation of approximately $260,000 and $600,000, respectively, for the quarters ended December 31, 2006 and 2005, and $1,670,000 and $1,850,000, respectively, for the years ended December 31, 2006 and 2005.

(3)

Our percentage rents are generally calculated on an annual basis. We recognize percentage rental income received during the first, second and third quarters in the fourth quarter when all contingencies related to percentage rents are satisfied. Although recognition of revenue is deferred until the fourth quarter for purposes of calculating net income, the calculation of FFO for the first three quarters includes estimated amounts with respect to those periods. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

(4)	FFO for the year ended December 31, 2006, includes a $4.1 million, or $0.06 per share, loss for the cash premium paid for our redemption of $52.5 million of our 7 7/8% senior notes.

(END)